EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Greg H. Guettler
President
(651) 687-9999

Hypertension Diagnostics Announces Third Quarter FY 2003 Results

ST. PAUL, MN — May 15, 2003 — Hypertension Diagnostics, Inc. (OTC: HDII.OB), today announced financial results for the third fiscal quarter ended March 31, 2003.

The Company reported total revenue of $179,068 in the quarter ended March 31, 2003 relating to sales of its HDI/PulseWave™ CR-2000 Research CardioVascular Profiling System and “per-patient-tested” revenue derived from the CVProfilor® DO-2020 System, representing an 88% increase in total revenue compared to $95,100 in the quarter ended March 31, 2002. The Company incurred a net loss of $(561,252) in the quarter ended March 31, 2003, or $(.06) per share, compared with a net loss of $(1,725,034) in the quarter ended March 31, 2002, or $(.29) per share. For the nine month period ended March 31, 2003, total revenue was $525,884 compared to $419,308 for the same period one year ago, a 25% increase. The Company reported a cash balance on March 31, 2003 of $291,243.

The Company also reported that CVProfilor® DO-2020 System utilization revenue continues to gain momentum, as do cumulative System placements which totaled 136 as of March 31, 2003. Also, as of March 31, 2003, the CVProfilor® DO-2020 was being used in 24 states throughout the U.S. and physicians report reimbursement in 18 of these states. The Company is awaiting data on the existence of reimbursement in the remaining states. Reimbursement will always vary considerably by the patient’s medical necessity, by physician, by provider, by geography and by provider coverage plans.

“We remain focused on moving forward with our plans to leverage the scientific merit of our technology into building a successful, profitable business,” said Greg H. Guettler, President of Hypertension Diagnostics. “At the same time, we are making every effort to preserve working capital. We are also currently negotiating an agreement for additional equity capital to continue our business and, eventually, support expansion of our distribution network,” said Guettler. There is, however, no assurance that a financing will

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May 15, 2003

be completed. Without additional financing, there is substantial doubt as to the Company’s ability to continue as a going concern.

“Despite our capital limitations, rental revenue derived from CVProfilor® DO-2020 utilization increased 89%, from $44,647 in the quarter ended March 31, 2002 to $84,364 in the quarter ended March 31 2003 and our equipment sales related revenue increased more than 53%, from $50,453 in the quarter ended March 31, 2002 to $77,287 in the quarter ended March 31, 2003. Similarly, rental revenue derived from our CVProfilor® DO-2020 placements for the nine month period ended March 31, 2003 increased 228% as compared to rental revenue for the nine month period ended March 31, 2002, from $75,004 to $245,959. Also, during the quarter ended March 31, 2003, we had our third commercial shipment of CVProfilor® DO-2020 Systems to China following the Chinese government’s recent approval to market,” added Guettler.

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2002 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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May 15, 2003

Hypertension Diagnostics, Inc.
Summary Financial Data
(Unaudited)

Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2003	2002	2003	2002

Revenue:
Equipment sales	$77,287	$50,453	$227,675	$344,304
Equipment rental	84,364	44,647	245,959	75,004
Service warranty income	17,417	—	52,250	—

	179,068	95,100	525,884	419,308
Cost of Sales	34,338	12,327	87,695	75,903

Gross Profit	144,730	82,773	438,189	343,405
Expenses:
Research and development	—	—	—	40,827
Selling, general and administrative	652,515	1,517,451	2,684,497	5,088,909

Total Expenses	652,515	1,517,451	2,684,497	5,129,736

Operating Loss	(507,785)	(1,434,678)	(2,246,308)	(4,786,331)
Other Income (Expense):
Interest income	4,044	6,637	17,176	47,863
Interest expense	(57,511)	(296,993)	(210,200)	(296,993)

Net Loss	$(561,252)	$(1,725,034)	$(2,439,332)	$(5,035,461)

Basic and Diluted Net Loss per share	$(.06)	$(.29)	$(.31)	$(.86)
Weighted Average Shares Outstanding	9,463,110	5,920,829	7,871,211	5,824,236

Balance Sheet Data

	March 31, 2003	June 30, 2002

Cash and cash equivalents	$291,243	$1,824,238
Total current assets	1,763,990	3,709,446
Total assets	2,294,584	4,305,963
Convertible notes payable	552,861	1,268,119
Total current liabilities	947,433	1,770,040
Deferred revenue, less current portion	—	34,833
Accumulated deficit	(20,047,351)	(17,608,019)
Total shareholders’ equity	1,347,151	2,501,090

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CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of
Hypertension Diagnostics, Inc. All rights reserved.
Website: www.HDII.com